Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2010 FINANCIAL RESULTS

▪	Quarterly net sales rise 6% to $278.1 million
▪	Net income increases 3% to a $11.8 million
▪	First quarter 2010 diluted EPS of $0.21
▪	2010 full year estimate increased to a range of $0.90 to $1.10 per diluted share

BRISTOL, Conn., April 30, 2010 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the first quarter 2010.  The Company reported net income of $11.8 million, or $0.21 per diluted share, compared to $11.5 million, or $0.22 per diluted share in the first quarter of 2009.  Barnes Group’s first quarter 2010 sales totaled $278.1 million, an increase of 6 percent from $262.2 million in the first quarter of 2009.

($ millions; except	Three months ended March 31,
per share data)	2010	2009	Change
Net Sales	$278.1	$262.2	$16.0	6.1%
Operating Income	$19.7	$20.5	$(0.8)	(3.9)%
% of Sales	7.1%	7.8%	-	(0.7)	pts.
Net Income	$11.8	$11.5	$0.4	3.2%
% of Sales	4.3%	4.4%	-	(0.1)	pts.

Net Income Per Diluted Share	$0.21	$0.22	$(0.01)	(4.5)%

“The first quarter results for Barnes Group reflect the significant efforts our employees have made to move the Company forward as market conditions stabilize,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “Driven by a continued focus on profitable sales growth and improvements in operational efficiencies, we believe the difficult steps we took through the economic downturn are beginning to deliver the market share gains and the financial performance we expect.

“We are encouraged by Barnes Group's performance this quarter,” Milzcik said.  “Profitability for the period was solid and our balance sheet and liquidity remain strong.  We are expanding our manufacturing operating margins and generating momentum across our businesses as a result of the investments in sales opportunities we implemented last year.  Our outlook for the full year 2010 has improved from previous estimates; we now expect full year diluted earnings per share in the range of $0.90 to $1.10, based on current and anticipated market conditions.

“The global economic recovery is clearly in the early stages, and we remain cautiously optimistic,” said Milzcik.  “In this environment, we remain focused on what we can control; providing exceptional quality, service, and delivery to our customers.  By executing on our goals, we will capitalize on the market opportunities and improve our financial performance for long-term stockholder value.”

Barnes Group Inc. / 2

Logistics and Manufacturing Services
•
First quarter 2010 sales at Logistics and Manufacturing Services were $135.3 million, down 5 percent from $142.7 million in the same period last year.  The decline in sales was driven primarily by ongoing deferred maintenance and lower aircraft utilization within the aftermarket aerospace market.  In the distribution businesses, year over year sales within North America and Europe were essentially flat, after consideration of the beneficial impacts from foreign exchange.  Compared to the fourth quarter 2009, the distribution businesses realized sales growth as many of the end markets served experienced increased activity levels.  Foreign exchange positively impacted first quarter 2010 sales by $3.5 million.

•
Operating profit was $8.3 million, compared with $14.5 million in the first quarter of 2009.  Operating profit was driven lower primarily by reduced sales volumes in the higher margin aerospace aftermarket businesses.  Partially offsetting these declines was the impact of the lower cost structures resulting from previous actions primarily in the distribution businesses.  Operating margin was 6.2 percent compared to 10.1 percent in the prior year.

Precision Components
•
First quarter 2010 sales at Precision Components were $145.8 million, up 20 percent from $121.2 million in the same period last year.  Investments made in the sales force, lean enterprise, and marketing activities along with an improving economic environment contributed to the increase in sales.  Additionally, sales growth was primarily driven by strong growth in the transportation end markets throughout North America and Europe.  Sales in the aerospace original equipment manufacturing business declined slightly compared to the first quarter of 2009, though experienced sequential gains from the fourth quarter of 2009.  Foreign exchange positively affected sales by $3.8 million in the first quarter.  Order rates within Precision Components businesses experienced a significant increase over the prior year and outpaced sales for the second consecutive quarter, as increased activity levels within all three key end markets, transportation, industrial, and aerospace original equipment manufacturing, improved.

•
Operating profit for the first quarter of 2010 was $11.3 million, compared with $6.0 million in the first quarter of 2009, an 89 percent increase.  The higher operating profit was due primarily to the higher sales levels in 2010.  In addition, operating profit in the first quarter of 2010 was positively impacted by lower cost structures resulting from previous actions and initiatives focused on cost savings and cost containment.  Operating margin was 7.8 percent compared to 5.0 percent in the prior year.

Conference Call
The Company will conduct a conference call with investors to discuss first quarter 2010 results at 8:30 a.m. EST today, April 30, 2010.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, over 4,900 dedicated employees at locations on four continents worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The

Barnes Group Inc. / 3

risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126

###

Barnes Group Inc. / 4
BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended March 31,
	2010	2009	% Change

Net sales	$278,137	$262,150	6.1

Cost of sales	178,023	167,165	6.5
Selling and administrative expenses	80,447	74,528	7.9

	258,470	241,693	6.9

Operating income	19,667	20,457	(3.9)

Operating margin	7.1%	7.8%

Other income	217	158	37.3
Interest expense	5,118	5,936	(13.8)
Other expenses	541	578	(6.4)

Income before income taxes	14,225	14,101	0.9

Income taxes	2,396	2,642	(9.3)

Net income	$11,829	$11,459	3.2

Common Dividends	$4,396	$8,370	(47.5)

Per common share:
Net income:
Basic	$0.21	$0.22	(4.5)
Diluted	0.21	0.22	(4.5)
Dividends	0.08	0.16	(50.0)

Average common shares outstanding:
Basic	55,393,625	52,735,911	5.0
Diluted	55,965,287	52,909,312	5.8

Barnes Group Inc. / 5
BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended March 31,
	2010	2009	% Change
Net Sales

Logistics and Manufacturing Services	$135,282	$142,672	(5.2)

Precision Components	145,781	121,196	20.3

Intersegment sales	(2,926)	(1,718)	(70.3)

Total net sales	$278,137	$262,150	6.1

Operating profit

Logistics and Manufacturing Services	$8,324	$14,451	(42.4)

Precision Components	11,343	6,006	88.9

Total operating profit	19,667	20,457	(3.9)

Interest income	97	158	(38.5)

Interest expense	(5,118)	(5,936)	(13.8)

Other income (expense), net	(421)	(578)	(27.2)

Income before income taxes	$14,225	$14,101	0.9

Barnes Group Inc. / 6
BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$15,353	$17,427
Accounts receivable	173,545	160,269
Inventories	192,371	190,792
Deferred income taxes	7,771	23,630
Prepaid expenses and other current assets	12,611	10,562

Total current assets	401,651	402,680

Deferred income taxes	45,574	30,650
Property, plant and equipment, net	218,186	224,963
Goodwill	367,703	373,564
Other intangible assets, net	299,557	303,689
Other assets	19,140	16,444

Total assets	$1,351,811	$1,351,990

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$1,481	$4,595
Accounts payable	93,375	85,588
Accrued liabilities	69,891	73,538
Long-term debt - current	118,237	25,567

Total current liabilities	282,984	189,288

Long-term debt	232,166	321,306
Accrued retirement benefits	114,115	118,693
Other liabilities	36,716	37,990

Stockholders' equity	685,830	684,713

Total liabilities and stockholders' equity	$1,351,811	$1,351,990

Barnes Group Inc. / 7
BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	Three months ended March 31,
	2010	2009
Operating activities:
Net income	$11,829	$11,459
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	12,671	13,060
Amortization of convertible debt discount	1,389	1,699
Gain on disposition of property, plant and equipment	(54)	(125)
Stock compensation expense	1,777	896
Withholding taxes paid on stock issuances	(71)	(139)
Changes in assets and liabilities:
Accounts receivable	(15,120)	(25,985)
Inventories	(1,578)	15,148
Prepaid expenses and other current assets	(3,940)	925
Accounts payable	8,225	(4,490)
Accrued liabilities	(793)	(4,094)
Deferred income taxes	314	2,715
Long-term retirement benefits	(5,575)	(3,923)
Other	(1,317)	(1,767)

Net cash provided by operating activities	7,757	5,379

Investing activities:
Proceeds from disposition of property, plant and equipment	64	119
Capital expenditures	(5,868)	(9,600)
Other	(785)	(673)

Net cash used by investing activities	(6,589)	(10,154)

Financing activities:
Net change in other borrowings	(3,062)	2,914
Payments on long-term debt	(78,593)	(19,450)
Proceeds from the issuance of long-term debt	80,900	29,000
Proceeds from the issuance of common stock	2,419	561
Dividends paid	(4,396)	(8,370)
Other	(56)	(139)

Net cash (used) provided by financing activities	(2,788)	4,516

Effect of exchange rate changes on cash flows	(454)	(740)

Decrease in cash and cash equivalents	(2,074)	(999)

Cash and cash equivalents at beginning of period	17,427	20,958

Cash and cash equivalents at end of period	$15,353	$19,959